Exhibit 99.1

                       ARADIGM CORPORATION RECEIVES NASDAQ
                     NOTICE OF BID PRICE RULE NON-COMPLIANCE

    HAYWARD, Calif., Dec. 1 /PRNewswire-FirstCall/ -- Aradigm Corporation (Nasdaq: ARDM) today announced that on November 29, 2005 it received a notice from Nasdaq indicating that the Company failed to comply with the $1.00 minimum bid price required for continued listing by Marketplace Rule 4450(a)(5) for a period of 30 consecutive trading days from October 17 to November 28. The Company has 180 days to regain compliance before Nasdaq will take any further action.

    Should the company's stock trade above the $1.00 limit for a minimum of 10 consecutive trading days this could constitute compliance under the market rules. If Aradigm has not regained compliance with the Bid Price Rule by the close of the 180 days, Nasdaq will issue a letter notifying Aradigm that its common stock will be delisted, though this can be extended by appeal to the NASDAQ Listing Qualifications Panel.

    "We believe that the company's solid financial position, a full and advancing partnered pipeline and novel near-term commercial opportunities will assist us in regaining compliance with this rule," said Dr. Bryan Lawlis, President and Chief Executive Officer of Aradigm.

    Aradigm develops non-invasive delivery systems to enable patients to comfortably self-administer biopharmaceuticals and small molecules. The company's advanced AERx(R) pulmonary and Intraject(R) needle-free delivery technologies offer rapid delivery solutions for liquid drug formulations. Current development programs focus on neurological disorders, heart disease, respiratory conditions, smoking cessation, and diabetes. More information about Aradigm can be found at www.aradigm.com.

    Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including clinical results, the timely availability and acceptance of new products, the impact of competitive products and pricing, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation's Securities and Exchange Commission (SEC) Filings, including the company's Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

    NOTE:  Aradigm, AERx and Intraject are registered trademarks of Aradigm.

    Contact:  Christopher Keenan
              Aradigm
              510-265-9370

SOURCE  Aradigm Corporation
    -0-                             12/01/2005
    /CONTACT:  Christopher Keenan of Aradigm, +1-510-265-9370/
    /Web site:  http://www.aradigm.com /
    (ARDM)